BDO Dunwoody LLP Chartered Accountants	600 Cathedral Place 925 West Georgia Street Vancouver, BC, Canada V6C 3L2 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca www.bdo.ca

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Asia Broadband, Inc.Vancouver,
Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2/A Registration Statement of our report dated March 26, 2004 (except for Note 14, December 23, 2004) relating to the consolidated financial statements of Asia Broadband, Inc. (“the Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO DUNWOODY LLP

Vancouver, CanadaJanuary
19, 2005